 Exhibit 99.1

Company Contacts:	Investor Relations:
Universal Power Group, Inc.	Lambert, Edwards & Associates
469.892.1122	616.233.0500
Mimi Tan, SVP	Jeff Tryka, CFA or Bob Burton
tanm@upgi.com	jtryka@lambert-edwards.com

Universal Power Group Reports Second Quarter 2013 Results

COPPELL, Texas — August 14, 2013 — Universal Power Group, Inc. (NYSE MKT: UPG), a Texas-based distributor and supplier of batteries and related power accessories, and a third-party logistics provider, today announced financial results for the second quarter and six months ended June 30, 2013.

For the second quarter, UPG reported breakeven results from continuing operations, on net sales of $21.2 million, compared with net income from continuing operations of $406,000, or $0.08 per diluted share, on net sales of $23.6 million in the second quarter of 2012.

“In the second quarter, UPG experienced a decrease in sales to ADT and its authorized dealers compared to the prior year, which resulted in a decrease in overall sales on a year-over-year basis. However, UPG saw a sequential improvement in sales compared to the first quarter as we continued to see stability in our core battery business,” stated Ian Edmonds, UPG’s President and Chief Executive Officer. “We continued to see a shift in product mix drive improvements in our gross margins during the second quarter which helped to offset some unusual operating costs incurred in the quarter. Specifically, our results were affected by a $200,000 reserve on receivables from a specific customer that sought reorganization under the bankruptcy code during the second quarter. We are still doing business with this customer on a cash delivery basis. Without that charge, we would have remained profitable for the quarter.”

Second Quarter and Six Month Results

Net sales for the second quarter decreased 10.2%, to $21.2 million, from $23.6 million in the second quarter of 2012. The decrease in net sales in the 2013 first quarter was primarily driven by a $2.9 million decrease in sales to ADT and its authorized dealers, which were partially offset by increased sales of core batteries and related power accessories to existing customers.

Gross profit decreased to $4.1 million in the quarter, compared with $4.2 million in the second quarter of 2012, due mainly to lower sales levels. As a percent of sales, gross margin increased to 19.4% in the second quarter of 2013, from 17.8% in the prior year, primarily as a result of a shift in product mix toward higher margin products. Operating expenses increased to $4.0 million in the second quarter of 2013, from $3.5 million in the second quarter of 2012. The increase in operating expenses was primarily the result of a $200,000 specific reserve on receivables. Beyond the reserve, operating expenses reflected increased facilities costs associated with the new location and depreciation and amortization expense, as well as higher personnel and travel expenses which were partially offset by lower legal fees, as well as lower marketing and trade show expenses.

Reflecting lower sales volumes and higher operating expenses partially offset by improvements in gross margin, operating income fell to $133,000 for the current quarter, compared with operating income of $704,000 in the second quarter 2012. Interest expense was $116,000 in the second quarter, which was less than the prior-year interest expense of $153,000, reflecting the refinancing of UPG’s borrowings under its new credit agreement and term loan. As a result, UPG generated pre-tax income from continuing operations of $29,000 for the second quarter of 2013 compared to pre-tax income of $551,000 in the prior year. The Company reported breakeven results from continuing operations, or $0.00 per diluted share, compared to net income from continuing operations of $406,000, or $0.08 per diluted share in the second quarter of 2012. Including discontinued operations, UPG posted breakeven results, or $0.00 per diluted share, compared to a net loss of $97,000, or $0.02 per diluted share, for the second quarter of 2012.

For the first six months of 2013, net sales fell 16.6%, to $41.6 million, from $49.9 million in the comparable period of 2012. The decrease in net sales was the result of decreased sales to ADT and its authorized dealers and reductions in sales to retail customers. Given the lower sales, gross profit fell to $8.5 million compared to $8.8 million for the first six months of 2012. As a percent of sales, gross margin for the first six months of 2013 increased to 20.5% of sales from 17.7% of sales for the comparable period of 2012. The increase in gross margins was primarily the result of a shift in product mix toward higher margin products. Total operating expenses increased $329,000, or 4.3%, to $7.9 million from $7.6 million in the prior year, which included the $200,000 accounts receivable reserve incurred in the second quarter.

Operating income for the first six months of 2013 decreased to $636,000 compared to $1.3 million for the same period in 2012. Interest expense for the first six months of 2013 decreased to $201,000 compared to $296,000 during the same period in 2012, reflecting the refinancing of UPG’s borrowings under its new credit agreement and term loan. Pre-tax income from continuing operations fell to $397,000 compared to $1.1 million during the same period in 2012. Income from continuing operations was $210,000, or $0.04 per diluted share, compared to income from continuing operations of $742,000, or $0.15 per diluted share, for the comparable period in 2012. Including discontinued operations, net income was $210,000, or $0.04 per diluted share, compared to net income of $195,000, or $0.04 per diluted share, for the comparable period in 2012.

Balance Sheet and Financial Position

At June 30, 2013, inventory was $27.8 million, which was down from $30.4 million at December 31, 2012. Accounts receivable increased to $12.3 million, from $8.8 million at the end of 2012, reflecting the timing and mix of sales included in the receivables. Accounts payable decreased by $569,000 to $6.7 million during the period. Total working capital decreased slightly to approximately $23.5 million from $23.7 million at the end of 2012.

For the first six months of 2013, net cash used in operations was $375,000 compared to $7.8 million in the first six months of 2012. Operating cash flow for the first six months of 2013 reflects a $3.8 million increase in accounts receivable, a $569,000 decrease in accounts payable and a $508,000 increase in prepaid expenses and other assets, which were partially offset by a $2.4 million decrease in inventory and a $489,000 increase in accrued liabilities. The outstanding balance on UPG’s line of credit decreased slightly to $12.0 million, compared to $12.2 million at the end of 2012.

Edmonds concluded: “Although our year-over-year results have been challenging, we have seen improvements in our core battery business. We have remained focused on executing upon our long-term strategic plan to penetrate new markets, develop new higher-margin products, as well as diversifying to minimize our exposure to the broader economy. We continue to work on developing new products and services to enhance our net sales and margins in the future. As we review our current product offerings and brand positions, we will look for opportunities to expand them organically and through strategic acquisitions in an effort to drive growth in sales and earnings over the long term.”

Conference Call Information

Universal Power Group will host an investor conference call today, Wednesday, August 14, 2013 at 11:30 a.m. ET (10:30 a.m. CT) to discuss the Company’s financial results for the second quarter ended June 30, 2013.

Interested parties may access the conference call by dialing 1.877.280.4953; passcode 84508925. The conference call will also be broadcast live at www.upgi.com and through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal. Institutional investors can access a webcast of the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

A replay of the conference call will be made available through August 21, 2013 by calling 1.888.286.8010, passcode 84365914, and an archived webcast will be available at www.upgi.com.

About Universal Power Group, Inc.

Universal Power Group, Inc. (NYSE MKT: UPG) is a leading supplier and distributor of batteries and power accessories, and a provider of supply chain and other value-added services. UPG's product offerings include proprietary brands of industrial and consumer batteries of all chemistries, chargers, jump-starters, 12-volt accessories, and solar and security products. UPG's supply chain services include procurement, warehousing, inventory management, distribution, fulfillment and value-added services such as sourcing, battery pack assembly and coordinating battery recycling efforts, as well as product development. For more information, please visit the UPG website at www.upgi.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties described from time to time in the Company's filings with the Securities and Exchange Commission. Historical financial results are not necessarily indicative of future performance.

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(Amounts in thousands except share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,001	$2,069
Accounts receivable:
Trade, net of allowance for doubtful accounts of $403 (unaudited) and $324	12,345	8,847
Other	141	455
Inventories – finished goods, net of allowance for obsolescence of $538 (unaudited) and $423	27,816	30,396
Current deferred tax asset	978	838
Income tax receivable	316	512
Prepaid expenses and other current assets	1,468	970
Total current assets	44,065	44,087

PROPERTY AND EQUIPMENT
Logistics and distribution systems	1,877	1,908
Machinery and equipment	484	709
Furniture and fixtures	911	518
Leasehold improvements	954	395
Vehicles	1	111
Total property and equipment	4,227	3,641
Less accumulated depreciation and amortization	(2,513)	(3,173)
Net property and equipment	1,714	468

GOODWILL	1,387	1,387
INTANGIBLES, net	504	593
OTHER ASSETS	165	155
NON-CURRENT DEFERRED TAX ASSET	277	357
	2,333	2,492

TOTAL ASSETS	$48,112	$47,047

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

LIABILITIES AND SHAREHOLDERS’ EQUITY

(Amounts in thousands except share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
CURRENT LIABILITIES
Line of credit	$11,969	$12,188
Accounts payable	6,662	7,231
Accrued liabilities	875	386
Current portion of capital lease and note obligations	730	620
Deferred rent	313	—
Total current liabilities	20,549	20,425

LONG-TERM LIABILITIES
Capital lease and note obligations, less current portion	3,517	3,608
Deferred rent, less current portion	816	—
Total long-term liabilities	4,333	3,608

TOTAL LIABILITIES	24,882	24,033

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock - $0.01 par value, 50,000,000 shares authorized, 5,020,000 shares issued and outstanding	50	50
Additional paid-in capital	16,396	16,390
Retained earnings	6,784	6,574
Total shareholders’ equity	23,230	23,014

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$48,112	$47,047

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$21,176	$23,583	$41,634	$49,921
Cost of sales	17,073	19,392	33,097	41,077
Gross profit	4,103	4,191	8,537	8,844

Operating expenses	3,970	3,487	7,901	7,572

Operating income	133	704	636	1,272

Other income (expense)
Interest expense	(116)	(153)	(201)	(296)
Other, net	12	—	(38)	127
Total other expense, net	(104)	(153)	(239)	(169)

Income from continuing operations before provision for income taxes	29	551	397	1,103
Provision for income taxes	(30)	(145)	(187)	(361)
Income (loss) from continuing operations	(1)	406	210	742
Discontinued operations:
Loss from operations of discontinued Monarch Outdoor Adventures, LLC	—	(646)	—	(707)
Provision for income taxes	—	143	—	160
Loss on discontinued operations	—	(503)	—	(547)
Net income (loss)	$(1)	$(97)	$210	$195
Net income (loss) per share
Basic:
Income from continuing operations	$0.00	$0.08	$0.04	$0.15
Loss on discontinued operations	$—	$(0.10)	$—	$(0.11)
Net income (loss)	$0.00	$(0.02)	$0.04	$0.04
Diluted:
Income from continuing operations	$0.00	$0.08	$0.04	$0.14
Loss on discontinued operations	$—	$(0.10)	$—	$(0.10)
Net income (loss)	$0.00	$(0.02)	$0.04	$0.04
Weighted average shares outstanding
Basic	5,020	5,020	5,020	5,020
Diluted	5,094	5,194	5,112	5,198

UNIVERSAL POWER GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$210	$195
Items not requiring (providing) cash:
Depreciation and amortization	219	239
Provision for bad debts	338	38
Provision for obsolete inventory	208	320
Deferred income taxes	(60)	(249)
Loss on disposal of Monarch	—	616
Loss on disposal of property and equipment	44	—
Stock-based compensation	6	6
Changes in operating assets and liabilities
Accounts receivable – trade	(3,836)	(192)
Accounts receivable – other	319	44
Inventories	2,372	(15,120)
Income taxes receivable	196	413
Prepaid expenses and other assets	(508)	(210)
Accounts payable	(569)	6,317
Accrued liabilities	489	(4)
Settlement accrual	—	(241)
Deferred rent	197	(14)
Net cash used in operating activities	(375)	(7,842)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash received on Monarch sale	—	40
Purchases of property and equipment	(172)	(51)
Proceeds from sale of property and equipment	8	—
Net cash used in investing activities	(164)	(11)

CASH FLOWS FROM FINANCING ACTIVITIES
Net activity on line of credit	(219)	7,928
Payments on capital lease and note obligations	(310)	(56)
Net cash provided by (used in) financing activities	(529)	7,872

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,068)	19
Cash and cash equivalents at beginning of period	2,069	283
Cash and cash equivalents at end of period	$1,001	$302

SUPPLEMENTAL DISCLOSURES
Income taxes paid	$50	$65
Interest paid	$200	$297

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of property and equipment through landlord incentives	$932	$—
Acquisition of property and equipment through capital lease	$345	$—